UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 27, 2006

VENTAS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-10989	61-1055020
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10350 Ormsby Park Place, Suite 300, Louisville, Kentucky	40223
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (502) 357-9000

Not Applicable

Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On November 27, 2006, Ventas, Inc. (the “Company”) agreed to sell $200 million aggregate principal amount of its 3 7/8% Convertible Senior Notes due 2011 (the “Notes”), pursuant to the terms of a Purchase Agreement, dated as of November 27, 2006, among the Company and the initial purchasers named therein (the “Initial Purchasers”) (the “Purchase Agreement”). The Initial Purchasers will have the right to purchase up to an additional $30 million principal amount of the Notes within 13 days of the date of the Purchase Agreement. The Initial Purchasers will purchase the Notes from the Company for an aggregate purchase price of $196,000,000 (or up to $225,400,000 if the Initial Purchasers elect to purchase additional notes), or 98% of the aggregate principal amount of the Notes. The aggregate offering price for the Notes will be $197,000,000 (or up to $226,550,000 if the Initial Purchasers elect to purchase additional notes), or 98.5% of the aggregate principal amount of the Notes. The aggregate selling discount for the Notes will be $1,000,000 (or up to $1,150,000 if the Initial Purchasers elect to purchase additional notes), or 0.5% of the aggregate principal amount of the Notes. The Notes will be sold to the Initial Purchasers in reliance on Section 4 (2) of the Securities Act of 1933, as amended (the “Act”). The Purchase Agreement contemplates the resale of the notes by the Initial Purchasers to qualified institutional buyers in accordance with Rule 144A under the Act. The exemptions under Section 4 (2) and Rule 144A of the Act are, in part, based upon the representations of the Initial Purchasers in the Purchase Agreement that, among other things, each of the Initial Purchasers is a “qualified institutional buyer” as defined by Rule 144A under the Act and that the Initial Purchasers will offer and sell the Notes only to persons whom they, or their agents, reasonably believe are qualified institutional buyers. The Notes will be governed by the terms of an Indenture, to be entered into between the Company and The Bank of New York, as Trustee (the “Indenture”).

The Notes will mature on November 15, 2011 and will be senior, unsecured obligations, ranking on parity in right of payment with all existing and future senior unsecured indebtedness of the Company. The Notes will also be guaranteed, on a senior unsecured basis, by Ventas Realty, Limited Partnership and certain of the Company’s other direct and indirect subsidiaries. Interest on the Notes will be payable semiannually on May 15 and November 15 of each year, commencing on May 15, 2007.

Prior to September 15, 2011, upon the occurrence of specified events, the Notes will be convertible at the option of the holder into cash and, in certain circumstances, shares of the Company’s common stock at an initial conversion rate of 22.1867 shares per $1,000 principal amount of Notes (which equates to an initial conversion price of approximately $45.07 per share). On or after September 15, 2011, the Notes will be convertible at any time prior to the second business day prior to maturity at the option of the holder into cash and, in certain circumstances, shares of the Company’s common stock at the above initial conversion rate. The initial conversion rate is subject to adjustment in certain circumstances.

The Notes will not be redeemable at the option of the Company, except to preserve the Company’s status as a real estate investment trust. If the Company undergoes certain change in control transactions, holders may require the Company to repurchase all or a portion of their Notes at a purchase price equal to the principal amount of the Notes to be repurchased plus unpaid interest (including additional interest, if any) accrued to the repurchase date.

In connection with the agreed issuance of Notes, the Company intends to enter into a registration rights agreement with the Initial Purchasers, pursuant to which the Company will agree to file a shelf registration statement with the Securities and Exchange Commission covering resales of the common stock issuable upon conversion of the Notes or otherwise make available a shelf registration statement permitting such sales. If the Company fails to comply with specified obligations under the registration rights agreement, additional interest will be payable on the Notes.

Item 8.01. Other Events.

On November 27, 2006, the Company issued a press release announcing its intention to offer, in a private placement, up to $200 million (or $230 million if the initial purchasers’ over-allotment option is exercised in full) of its convertible senior notes due 2011.

On November 27, 2006, the Company also issued a press release announcing the pricing of its private offering of $200 million of 3 7/8% Convertible Senior Notes due 2011.

Copies of the press releases issued by the Company on November 27, 2006 are filed as Exhibits 99.1 and 99.2 hereto, respectively, and are incorporated in this Item 8.01 by reference.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits:

Exhibit Number	Description
99.1	Press release issued by the Company on November 27, 2006 (relating to commencement of convertible senior note offering).

99.2	Press release issued by the Company on November 27, 2006 (relating to pricing of convertible senior note offering).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VENTAS, INC.

Date: December 1, 2006	By:	/s/ T. Richard Riney
T. Richard Riney
Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release issued by the Company on November 27, 2006 (relating to commencement of convertible senior note offering).

99.2	Press release issued by the Company on November 27, 2006 (relating to pricing of convertible senior note offering).